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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.______________)*

                                 NEOPHARM INC.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                 Common Stock
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 640919 10 6
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 4 pages


SEC 1745 (2-95)

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CUSIP NO. 640919 10 6              13G             PAGE   2   OF   4   PAGES
          -----------                                  ------    -----
-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Aquilur Rahman

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                     865,540
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY             -0-
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH             865,540
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                       -0-
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        865,540
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.65%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILING OUT!
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Schedule 13G                                            Cusip No. 640919 10 6



Item 1

     (a)  Name of Issuer:  NeoPharm,Inc.

     (b) Address of Issuer's Principal Executive Offices: 225 E. Deerpath Road, Suite 250, Lake Forest, Illinois 60045

Item 2

     (a)  Name of person filing:  Aquilur Rahman

     (b) Address of Principal Business Office: 225 E. Deerpath Road, Suite 250, Lake Forest, Illinois 60045


     (c)  Citizenship:  U.S.A.

     (d)  Title of Class of Securities:  Common Stock

     (e) Cusip No.:  640919 10 6


Item 3

     If the statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) check whether the person filing is a:

     Not Applicable

Item 4     Ownership

     (a)   Amount beneficially owned:  865,540 shares

     (b)   Percent of Class:  10.65%

     (c)   Numbers of shares as to which this person has:

           (i)     Sole voting:  power:  865,540

           (ii)    Shared voting power:  0

           (iii)   Sole dispositive power:  865,540

           (iv)    Shared dispositive power:  0


Item 5  Ownership of Five Percent or Less of a Class:

        Not Applicable

                              Page 3 of 4 pages
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Item 6  Ownership of More than Five Percent on Behalf of Another Person:

        Not Applicable

Item 7 Identification and classification of a subsidiary which acquired the security being reported on by the parent holding company:

        Not Applicable

Item 8  Identification and classification of members of the group:

        Not Applicable

Item 9  Notice of dissolution of group:

        Not Applicable

Item 10 Certification:

        Not Applicable


                                   SIGNATURE


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1997                                  /s/ Aquilur Rahman
                                                   -----------------------------
                                                   Aquilur Rahman, Director
                                                   and Chief Scientific Officer


                              Page 4 of 4 pages